UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

ARIZONA PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	1-4473	86-0011170

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona		85072-3999

(Address of Principal Executive Offices)		(Zip Code)

(602) 250-1000

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 8.01. Other Events
SIGNATURES

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On March 1, 2005, the Maricopa County, Arizona Pollution Control Corporation (the “Issuer”) issued $163,975,000 aggregate principal amount of the Maricopa County, Arizona Pollution Control Corporation Pollution Control Revenue Refunding Bonds (Arizona Public Service Company Palo Verde Project) 2005 Series A, 2005 Series B, 2005 Series C, 2005 Series D and 2005 Series E (the “New Bonds”) for the benefit of Arizona Public Service Company (“APS” or the “Company”), pursuant to an Indenture of Trust dated as of March 1, 2005 (the “Indenture”) between the Issuer and The Bank of New York, as trustee (the “Trustee”). The proceeds of the New Bonds were loaned to APS pursuant to a Loan Agreement dated as of March 1, 2005 (the “Loan Agreement”) between the Issuer and APS, and were used by APS to redeem (along with other monies provided by APS) $163,980,000 aggregate principal amount of the Maricopa County, Arizona Pollution Control Corporation Pollution Control Revenue Refunding Bonds (Arizona Public Service Company Palo Verde Project) 1994 Series C, 1994 Series D, 1994 Series E and 1994 Series F. The New Bonds mature on May 1, 2029. The New Bonds are payable solely from revenues obtained from APS pursuant to the Loan Agreement. Interest and principal (at maturity) payments on the New Bonds are insured pursuant to a Financial Guaranty Insurance Policy (the “Policy”) issued by Ambac Assurance Corporation (the “Insurer”). APS and the Insurer have entered into an Insurance Agreement dated as of March 1, 2005 (the “Insurance Agreement”) pursuant to which APS has agreed, among other things, to pay certain premiums to the Insurer and to reimburse the Insurer for any payments made under the Policy.

     The interest rate on the New Bonds is initially determined pursuant to an auction process. Auctions are initially held every 7 days, but APS may elect that auctions will be held every 28 days, 35 days, three months, six months, or another specified period. If bids are not received in an auction that are sufficient to cover all of the New Bonds being sold in the auction, and in certain other cases, the then existing holders will continue to hold the New Bonds but the interest rate on the New Bonds will be a maximum interest rate of 14%. APS may also elect that interest on the New Bonds will be a daily rate, weekly rate, monthly rate, flexible rate, term rate, or fixed rate to the maturity of the New Bonds upon the satisfaction of certain conditions.

     APS’ obligations under the Loan Agreement may be accelerated whenever any Event of Default has occurred and is continuing. An Event of Default under the Loan Agreement includes: (1) failure of APS to make payments on the New Bonds when due; (2) an event of default under the Insurance Agreement as a result of (i) the failure of APS to make premium payments or, in certain cases, to reimburse the Insurer for amounts paid by the Insurer under the Policy, (ii) the failure of the Loan Agreement and the Insurance Agreement to remain direct and primary obligations of a regulated utility company following a reorganization by APS, and (iii) the failure by APS to comply with certain negative pledge provisions in the Insurance Agreement; (3) certain bankruptcy and insolvency events relating to APS; and (4) the failure of APS to observe and perform its covenants or agreements under the Loan Agreement after a cure period. APS’ covenants under the Loan Agreement are typical for transactions of this sort, including covenants intended to preserve the tax-exempt status of the New Bonds. If APS’ obligations under the Loan Agreement are accelerated as a result of an Event of Default under the Loan Agreement, APS is required to redeem the New Bonds. APS may also be required to redeem the New Bonds or a portion of the New Bonds if there is a determination of taxability with respect to the New Bonds, subject to the qualifications in the Indenture. In addition, APS’ obligations under the Loan Agreement are subject to mandatory prepayment if the New Bonds are accelerated due to an Event of Default under the Indenture. Events of Default under the Indenture include failure to make payments when due on or with respect to the New Bonds and a default by the Issuer in its obligations under the Indenture after a cure period.

Item 8.01. Other Events

Recommended Order In APS General Rate Case

     On February 28, 2005, the administrative law judge in APS’ general rate case pending before the ACC issued a recommended order in that proceeding. For information about the general rate case and the proposed 2004 Settlement Agreement, see “APS General Rate Case; 2004 Settlement Agreement” in Note 5 of Notes to Condensed Financial Statements in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2004.

     The recommended order proposes ACC approval of the 2004 Settlement Agreement with two changes related to the PSA. First, the amount of gas costs that APS could recover under the annual PSA would be limited to $500 million per year. Second, although the 2004 Settlement Agreement provides that the PSA would remain in effect for a minimum five-year period, under the recommended order the ACC would be able to eliminate the PSA at any time, if appropriate, if APS files a rate case before the expiration of the five-year period or APS does not comply with the terms of the PSA. If APS exceeds the gas costs that could be recoverable under the PSA or if the ACC eliminates the PSA, APS would retain the right to file a rate case to reset its base rates.

     Parties to the proceeding may file suggested changes to the recommended order on or before March 14, 2005. Thereafter, the Company anticipates that the ACC will hold an open meeting to consider the recommended order and any suggested changes. The Company cannot predict the ultimate outcome of this matter.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: March 1, 2005	By:	/s/ Jack E. Davis

Jack E. Davis
President and Chief Executive Officer

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